Exhibit 99.1

Net1: South African Constitution Court dismisses Net1’s leave to appeal

JOHANNESBURG, SOUTH AFRICA - June 10, 2011 - Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS; JSE: NT1) (“Net1” or the “Company”) today announced that the South African Constitutional Court (“Constitutional Court”) has dismissed Net1’s leave to appeal the Supreme Court of Appeal’s judgement related to the South African Social Security Agency’s (“SASSA”) right to contract with the South African Post Office (“SAPO”), citing that it is not in the interest of justice for the Constitution Court to hear this matter.

SASSA is therefore no longer restricted from contracting with SAPO for the distribution of social grants as per the terms of the agreement signed between the two organizations in 2009. However, SASSA has since commenced a competitive tender process for the distribution of social grants in South Africa, and Net1 believes the outcome of this tender will ultimately decide which contractor or contractors will be responsible for the distribution of social grants.

“We are obviously disappointed that we will not have an opportunity to argue our case at the Constitutional Court” said Dr. Serge Belamant, Net1’s Chairman and Chief Executive Officer. “In any event, SASSA has commenced a competitive tender process for the payment of social welfare grants and bids are due next week. We will participate in the tender process and concurrently continue to provide SASSA with our high quality service,” he concluded.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that may cause the Company’s actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations

Phone: +1-212-626-6675
Email: dchopra@net1.com